Exhibit 99.1

ClearSign Technologies Corporation Announces Pricing of $9.3 Million Public Offering and Concurrent Private Placement of Common Stock and Warrants

TULSA, Okla., April, 19, 2024 /PRNewswire/ -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today announced the pricing of an underwritten public offering of 4,620,760 shares of its common stock and redeemable warrants to purchase up to an aggregate of 4,620,760 shares of its common stock at a public offering price of $0.91 per share and $0.01 per accompanying warrant. The warrants will have an exercise price of $1.05 per share, are exercisable immediately upon issuance and redeemable upon certain conditions and will expire five years following the date of issuance.

In connection with the offering, ClearSign has granted the underwriters a 45-day option to purchase up to an additional 15% of shares of common stock or shares of common stock and accompanying warrants at the public offering prices, less underwriting discounts and commissions.

In a private placement to be completed concurrently with the completion of the public offering, ClearSign will issue to an accredited investor an aggregate of 5,405,405 shares of common stock (or pre-funded warrants in lieu thereof) and redeemable warrants to purchase up to 8,108,108 shares of common stock. The offering prices in the private placement are $0.91 per share and $0.015 per one and a half warrant. The redeemable warrants issued in the private placement will be exercisable at an exercise price of $1.05 per share, will be exercisable beginning six months after issuance, redeemable upon certain conditions and expire five years from the date of issuance.

Public Ventures, LLC is acting as the sole book-running manager for the public offering and as a placement agent for the private placement.

ClearSign expects to receive aggregate gross proceeds from the public and private offering, excluding the exercise of the underwriters’ overallotment option, of approximately $9.3 million, excluding underwriting and placement agent discounts and commissions and other offering-related expenses.

Both offerings are expected to close on or about April 23, 2024, subject to customary closing conditions.

ClearSign intends to use the net proceeds from the offerings for working capital, research and development, marketing and sales, and general corporate purposes.

The securities in the public offering are being offered pursuant to a prospectus supplement and an accompanying base prospectus forming part of a shelf registration statement on Form S-3 (File No. 333-265967), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on August 12, 2022. A preliminary prospectus supplement and accompanying base prospectus relating to the public offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the public offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may be obtained for free by contacting Public Ventures, LLC, 14135 Midway Rd, Suite G-150, Addison, TX, 75001, by email at info@publicventures.com or by telephone at (945) 262-9010.

The private placement is being conducted pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933 and/or Rule 506(b) promulgated thereunder.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are "forward-looking statements." You can find many (but not all) of these statements by looking for words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "would," "should," "could," "may," "will" or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company's strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to: general business and economic conditions, the ability to satisfy the closing conditions related to the public offering and private placement and the overall timing and completion of such offerings closing conditions, the ability to successfully complete installations of the Company’s products, whether the letter of intent sent to California Boiler results in purchase orders from the customer, whether changes in greenhouse gas emission control applicable federal and state laws and regulations, the performance of the Company’s management and employees, the ability to obtain financing, competition, whether ClearSign’s technology will be accepted and adopted and other factors identified in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in the Company’s periodic and current reports available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information: Matthew Selinger, Firm IR Group for ClearSign, +1 415-572-8152, mselinger@firmirgroup.com